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                                  EXHIBIT 5.1
                         OPINION OF COOLEY GODWARD LLP

August 9, 2000

DITECH COMMUNICATIONS CORPORATION
825 E. Middlefield Road
Mountain View, CA 94043

Ladies and Gentlemen:

    You have requested our opinion with respect to certain matters in connection with the filing by Ditech Communications Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to (i) 1,080,000 shares of the Company's Common Stock, $.001 par value (the "Common Shares") sold pursuant to the Asset Purchase Agreement, dated December 8, 1999, by and among the Company, Ingenuous Corporation (formerly Telinnovation Corporation), Ingenuous Service Corporation (formerly Telinnovation Service Corporation), and Ingenuous (formerly Telinnovation), (ii) 120,000 Common Shares sold pursuant to the Asset Purchase Agreement, dated December 8, 1999, by and between the Company and Richard Hardy, and (iii) 841,897 Common Shares sold pursuant to the Agreement and Plan of Merger and Reorganization, dated as of June 21, 2000, as amended, the Company, Oxygen Acquisition Corporation and Atmosphere Networks, Inc.

    In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

    On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Shares are validly issued, fully paid, and nonassessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By: /s/ Brett D. White

Brett D. White